As filed with the Securities and Exchange Commission on April 30, 2002


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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM S-1


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         PHL VARIABLE INSURANCE COMPANY
                       ----------------------------------
             (Exact name of registrant as specified in its charter)


                          Connecticut                                                                    06-1045829
                -------------------------------          ----------------------------            ---------------------------
                (State or other jurisdiction of          (Primary Standard Industrial                   (IRS Employer
                incorporation or organization)            Classification Code Number)              Identification Number)




                                ONE AMERICAN ROW
                               HARTFORD, CT 06102

                                 (800) 447-4312
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)




                                RICHARD J. WIRTH
                         PHL VARIABLE INSURANCE COMPANY

                                ONE AMERICAN ROW
                             HARTFORD, CT 06102-5056
                                 (860) 403-5967
                         --------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)




        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of the Registration Statement.



If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


Pursuant to Rule 429 under the Securities Act of 1933, the prospectus herein relates to Registration Statement Number 333-20277 and 333-55240.


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                         Calculation of Registration Fee


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                                                                                         PROPOSED
TITLE OF EACH CLASS OF                                      PROPOSED                     MAXIMUM
  SECURITIES TO BE                    AMOUNT TO BE      MAXIMUM OFFERING                 AGGREGATE                   AMOUNT OF
    REGISTERED                         REGISTERED       PRICE PER UNIT(1)            OFFERING PRICE(1)           REGISTRATION FEE(2)

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Participating Interests in
Market Value Adjustment
Account Under Variable                     N/A                 N/A                     $500,000,000                  $46,000
Annuity Contract

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(1) The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.

(2) Previously paid $15,151.52 to register $50,000,000 for registration statement file No. 333-20277 on January 23, 1997 and $50,000 to register $200,000,000 for registration statement file No. 333-55240 on February 8, 2001.

                   ------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.





















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                MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT

                                    Issued by

                         PHL VARIABLE INSURANCE COMPANY


PROSPECTUS                                                           MAY 1, 2002





This prospectus describes a Market Value Adjusted Guaranteed Interest Account ("MVA"). The MVA is only available for use under PHL Variable Insurance Company's variable accumulation deferred annuity contracts.

The contract prospectus must accompany this prospectus. You should read the contract prospectus and keep it for future reference.


The Securities and Exchange Commission ("SEC") has not approved or disapproved these securities, nor has the SEC determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT:

[envelope]  PHOENIX VARIABLE PRODUCTS MAIL OPERATIONS
            PO Box 8027
            Boston, MA 02266-8027
[telephone] Tel. 800/541-0171

                               TABLE OF CONTENTS

Heading                                                   Page
--------------------------------------------------------------

SPECIAL TERMS............................................    3
PRODUCT DESCRIPTION......................................    3
   The Nature of the Contract and the MVA................    3
   Availability of the MVA...............................    3
   The MVA...............................................    4
   Market Value Adjustment...............................    4
   Setting the Guaranteed Rate...........................    5
   Deduction of Surrender Charges on Withdrawals.........    5
INVESTMENTS BY PHL VARIABLE..............................    5
DISTRIBUTION OF CONTRACTS................................    6
FEDERAL INCOME TAXATION DISCUSSION.......................    6
ACCOUNTING PRACTICES.....................................    6
DESCRIPTION OF PHL VARIABLE .............................    6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATION....................    6
   Executive Compensation................................    8
DIRECTORS AND OFFICERS OF PHL VARIABLE...................    8
EXPERTS..................................................    8
LEGAL PROCEEDINGS........................................    8
PHL VARIABLE INSURANCE COMPANY


   FINANCIAL STATEMENTS, DECEMBER 31, 2001...............  F-1












                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Any document that is incorporated by reference is subject to change from time to time. When referring to such document you should be sure it is the latest version. Documents that have been incorporated by reference are part of the prospectus.

    We will furnish a copy of this prospectus and the contract prospectus free of charge. Also, we will furnish free of charge any statements or documents incorporated by reference when requested. Requests should be made by calling Variable Annuity Operations ("VAO") at 800/541-0171.

SPECIAL TERMS
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    As used in this prospectus, the following terms mean:

ACCOUNT: PHL Variable Accumulation Account, a separate account of PHL Variable Insurance Company (see "The Nature of the Contract and the MVA" for a description of this Account).

CONTRACT VALUE: Prior to the end of the guarantee period, the sum of the values under a contract of all accumulation units held in the subaccounts of the Account plus the values held in the Guaranteed Interest Account and in the MVA.

CURRENT RATE: The guaranteed rate currently in effect for amounts allocated to the MVA, established from time to time for various guarantee periods.

DEATH BENEFIT: An amount payable upon the death of the annuitant or owner, as applicable, to the named beneficiary.

EXPIRATION DATE: The date on which the guarantee period ends.

GUARANTEE PERIOD: The duration for which interest accrues at the guaranteed rate on amounts allocated to the MVA.

GIA (GUARANTEED INTEREST ACCOUNT): An allocation option under which premium amounts are guaranteed to earn a fixed rate of interest. Excess interest also may be credited, in the sole discretion of PHL Variable.

GUARANTEED RATE: The effective annual interest rate we use to accrue interest on amounts allocated to the MVA for a guarantee period. Guaranteed rates are fixed at the time an amount is credited to the MVA and remain constant throughout the guarantee period.

MVA (MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT): This is an account that pays interest at a guaranteed rate if held to the end of the guarantee period. If such amounts are withdrawn, transferred or applied to an annuity option before the end of the guarantee period, a market value adjustment will be made. Assets allocated to the MVA are not part of the assets allocated to the Account or our general account.

MARKET VALUE ADJUSTMENT: An adjustment is made to the amount that a contract owner receives if money is withdrawn, transferred or applied to an annuity option from the MVA before the expiration date of the guarantee period.

PHL VARIABLE (COMPANY, WE, US, OUR): PHL Variable Insurance Company.


PRODUCT DESCRIPTION
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THE NATURE OF THE CONTRACT AND THE MVA

    The investment option described in this prospectus is an MVA available only under the variable accumulation deferred annuity contracts offered by PHL Variable. The contract is described in detail in its own prospectus. You should review the contract prospectus along with this prospectus before deciding to allocate purchase payments to the MVA.

[diamond] The MVA currently provides four choices of interest rate Guarantee
          Periods:
          o 3 years                    o 5 years
          o 7 years                    o 10 years

[diamond] Purchase payments can be allocated to one or more of the available MVA guarantee period options. Allocations may be made at the time you make a payment or you may transfer amounts held in the subaccounts of the PHL Variable Accumulation Account (the "Account"), the GIA or other available MVA guarantee periods. Generally, amounts allocated to MVA options must be for at least $1,000. We reserve the right to limit cumulative amounts allocated to the MVA during any one-week period to not more than $250,000.


[diamond] Amounts may be transferred to or from the MVA according to the transfer rules under the contract. You may make up to six transfers per year from the MVA. (See "The Accumulation Period -- Transfers" of the Contract prospectus.)


[diamond] Allocations that remain in the MVA until the applicable expiration date will be equal to the amount originally allocated, multiplied by its guaranteed rate which is compounded on an annual basis.


[diamond] A market value adjustment will be made if amounts are withdrawn, transferred or applied to an annuity option from the MVA before the expiration date. (See "The MVA.")


[diamond] The contract provides for the accumulation of values before maturity and for the payment of annuity benefits thereafter. Since MVA values are part of the contract value, your earnings on allocations to the MVA will affect the values available at surrender or maturity. No market value adjustment will be applied to withdrawals to pay Death Benefit proceeds.

[diamond] We may offer additional guarantee periods to certain individuals or groups of individuals who meet certain minimum premium criteria.

    We reserve the right to elaborate upon, supplement or alter the terms or arrangements assocated with, or relating to, this prospectus in connection with the offering of flexible premium accumulation deferred annuity contracts utilizing market value adjusted guaranteed interest account contracts to certain institutional investors, provided that such arrangements do not materially and adversely affect the rights or interests of other investors hereunder.

AVAILABILITY OF THE MVA
    The MVA is not available in all states. For information, call VAO at 800/541-0171.

THE MVA
    The MVA is available only during the accumulation phase of your contract. The MVA option currently offers different guarantee periods, which provide you with the ability to earn interest at different guaranteed rates on all or part of your contract value. Each allocation has its own guaranteed rate and expiration date. Because we change guaranteed rates periodically, amounts allocated to a guarantee period at different times will have different guaranteed rates and expiration dates. The applicable guaranteed rate, however, does not change during the guarantee period.

    We will notify you of the expiration of the guarantee period and of your available options within 30 days of the expiration date. You will have 15 days before and 15 days following the expiration date ("window period") to notify us of your election. During this window period, any withdrawals or transfers from the MVA will not be subject to a market value adjustment. Unless you elect to transfer funds to a different guarantee period, to the subaccounts of the Account, to the GIA or elect to withdraw funds, we will begin another guarantee period of the same duration as the one just ended and credit interest at the current rate for that new guarantee period. If you chose a guarantee period that is no longer available or if your original guarantee period is no longer available, we will use the guarantee period with the next longest duration.

    We reserve the right, at any time, to discontinue guarantee periods or to offer guarantee periods that differ from those available at the time your contract was issued. Since guarantee periods may change, please contact VAO to determine the current guarantee periods being offered.

MARKET VALUE ADJUSTMENT
    Any withdrawal from the MVA will be subject to a market value adjustment unless the effective date of the withdrawal is within the window period. For this purpose, redemptions, transfers and amounts applied to an annuity option under a contract are treated as withdrawals. The market value adjustment will be applied to the amount being withdrawn after the deduction of any applicable administrative charge and before the deduction of any applicable contingent deferred sales charges (surrender charges). See the contract prospectus for a description of these charges. The market value adjustment can be positive or negative. The amount being withdrawn after application of the market value adjustment can be greater than or less than the amount withdrawn before the application of the market value adjustment.

    A market value adjustment will not be applied upon the payment of the death benefit.

    The market value adjustment will reflect the relationship between the current rate (defined below) for the amount being withdrawn and the guaranteed rate. It is also reflective of the time remaining in the applicable guarantee period. Generally, if the guaranteed rate is equal to or lower than the applicable current rate, the market value adjustment will result in a lower payment upon withdrawal. Conversely, if the guaranteed rate is higher than the applicable current rate, the market value adjustment will produce a higher payment upon withdrawal.

    The market value adjustment which is applied to the amount being withdrawn is determined by using the following formula:

    Market Value Adjustment

                    [(     1 + i      ) (n/12)     ]
         = Amount x [(----------------)          -1]
                    [(  1 + j + 0.0025)            ]

    where,

    Amount, is the amount being withdrawn less any applicable administrative charges.

    i, is the guaranteed rate being credited to the amount being withdrawn; and

    j, is the current rate, which is the current interest rate for new deposits with a guarantee period equal to the number of years remaining in the current guarantee period, rounded up to the next higher number of complete years; and

    n, is the number of months rounded up to the next whole number from the date of the withdrawal or transfer to the end of the current guarantee period.

    If the company does not offer a guarantee period equal to the number of years remaining in the guarantee period, "j" will be determined by interpolation of the guaranteed rate for the guarantee periods then available.

EXAMPLES
    The following examples illustrate how the market value adjustment operates:

    EXAMPLE 1
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year guarantee period. The guaranteed rate for this deposit amount is 5.50%.

    If, on January 1, 1999 (2 years after deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of market value adjustment is: $10,000 x (1.055)2 = $11,130.25

    2. The current rate that would be applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 6.50%.

    3. The number of months remaining in the guarantee period (rounded up to next whole number) is 36.

    4. The market value adjustment equals $-386.43, and is calculated as follows:

                            [(     1 + 0.055      ) (36/12)   ]
    $-386.43 = $11,130.25 x [(--------------------)         -1]
                            [(  1 + 0.065 + 0.0025)           ]

    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $10,743.82 ($11,130.25 - $386.43).

    EXAMPLE 2
    $10,000 is deposited on January 1, 1997, into an MVA with a 5-year guarantee period. The guaranteed rate for this amount is 5.50%.

    If, on January 1, 1999 (2 years from deposit), the full amount is taken from this MVA segment, the following amount is available:

    1. The accumulated amount prior to application of market value adjustment is: $10,000 x (1.055)2 = $11,130.25

    2. The current rate being applied on January 1, 1999 to amounts credited to a 3-year MVA segment is 4.50%.

    3. The number of months remaining in the guarantee period (rounded up to next whole number) is 36.

    4. The market value adjustment equals $240.79, and is calculated as follows:

                            [(     1 + 0.055      ) (36/12)    ]
    $+240.79 = $11,130.25 x [(--------------------)          -1]
                            [(  1 + 0.045 + 0.0025)            ]


    The market value for the purposes of surrender on January 1, 1999 is therefore equal to $11,371.04 ($11,130.25 + $240.79).

    THE ABOVE EXAMPLES ARE HYPOTHETICAL AND ARE NOT INDICATIVE OF FUTURE OR PAST PERFORMANCE.

SETTING THE GUARANTEED RATE
    We determine guaranteed rates for current and future purchase payments, transfers or renewals. Although future guaranteed rates cannot be predicted, we guarantee that the guaranteed rate will never be less than 3% per annum.

DEDUCTION OF SURRENDER CHARGES ON WITHDRAWALS
    A market value adjustment will apply if a withdrawal is made before the expiration date and outside the window period as described above.

    Depending on your contract, a full or partial withdrawal of contract value, including amounts in the MVA, may also be subject to a surrender charge.

    Please note that other charges may also be imposed against the contract, including mortality and expense risk and administrative charges. For a more detailed explanation of any surrender charge applicable to your contract and of other applicable charges, please see the "Charges and Deductions" section of the contract prospectus.

INVESTMENTS BY PHL VARIABLE
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    Proceeds from purchases of the MVA option will be deposited into the PHL Variable Separate Account MVA1 ("Separate Account MVA1"), which is a non-unitized separate account established under Connecticut law. Contract values attributable to such proceeds are based on the interest rate we credit to MVA allocations and terms of the contract, and do not depend on the investment performance of the assets in Separate Account MVA1.


    Under Connecticut law, all income, gains or losses of Separate Account MVA1 whether realized or not, must be credited to or charged against the amounts placed in Separate Account MVA1 without regard to our other income, gains and losses. The assets of the Separate Account MVA1 may not be charged with liabilities arising out of any other business that we may conduct. Obligations under the contracts are obligations of PHL Variable.

    There are no discreet units in Separate Account MVA1. No party with rights under any contract participates in the investment gain or loss from assets belonging to Separate Account MVA1. Such gain or loss accrues solely to us. We retain the risk that the value of the assets in Separate Account MVA1 may drop below the reserves and other liabilities it must maintain. If the Separate Account MVA1 asset value drops below the reserve and other liabilities we must maintain in relation to the contracts supported by such assets, we will transfer assets from our general account to Separate Account MVA1. Conversely, if the amount we maintain is too much, we may transfer the excess to our general account.

    In establishing guaranteed rates, we intend to take into account the yields available on the instruments in which we intend to invest the proceeds from the contracts. The company's investment strategy with respect to the proceeds attributable to the contracts generally will be to invest in investment-grade debt instruments having durations tending to match the applicable guarantee periods.

    Investment-grade debt instruments in which the company intends to invest the proceeds from the contracts include:

[diamond] Securities issued by the United States government or its agencies or instrumentalities.

[diamond] Debt securities which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Bb), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

[diamond] Other debt instruments, although not rated by Moody's or Standard &
          Poor's, are deemed by the company's management to have an investment quality comparable to securities described above.

    While the above generally describes our investment strategy with respect to the proceeds attributable to the contracts, we are not obligated to invest the proceeds according to any particular strategy, except as may be required by Connecticut and other state insurance law.

DISTRIBUTION OF CONTRACTS
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    Phoenix Equity Planning Corporation ("PEPCO") acts as the principal underwriter of the contracts. Contracts may be purchased through representatives of WS Griffith Securities, Inc., formerly W.S. Griffith & Company ("WSG") licensed to sell PHL Variable Annuity Contracts. PEPCO and WSG are registered as broker-dealers under the Securities Exchange Act of 1934 and are members of the National Association of Securities Dealers, Inc. (the "NASD"). PHL Variable is an indirect, wholly-owned subsidiary of Phoenix Life Insurance Company ("Phoenix"). PEPCO and WSG are indirect, wholly-owned subsidiaries of The Phoenix Companies, Inc. and are affiliates of the company and of Phoenix.

    PEPCO enters into selling agreements with other broker-dealers or entities registered under or exempt under the Securities Act of 1934 ("selling brokers"). The Contracts are sold through agents who are licensed by state insurance officials to sell the contracts and who are also registered representatives of selling brokers or WSG. contracts with the MVA option are offered in states where we have received authority and the MVA and the contracts have been approved. The maximum dealer concession that a selling broker will receive for selling a contract is 7.25%.


FEDERAL INCOME TAXATION DISCUSSION
--------------------------------------------------------------------------------

    Please refer to "Federal Income Taxes" in the contract prospectus for a discussion of the income tax status of the contract.

ACCOUNTING PRACTICES
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    The information presented below should be read with the audited financial statements of PHL Variable and other information included elsewhere in this prospectus.

    The financial statements and other financial information included in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States.

DESCRIPTION OF PHL VARIABLE
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THE COMPANY

    We are PHL Variable Life Insurance Company, a Connecticut stock life insurance company. We sell life insurance policies and annuity contracts through producers of affiliated distribution companies and through brokers.

    We are an indirect, wholly-owned subsidiary of Phoenix Life Insurance Company ("Phoenix"). On June 25, 2001, Phoenix Home Life Mutual Insurance Company (a New York mutual life insurance company, originally chartered in Connecticut in 1851 and redomiciled to New York in 1992) converted to a stock life insurance company by "demutualizing" pursuant to a plan of reorganization approved by the New York Superintendent of Insurance and changed its name to Phoenix Life Insurance Company. As part of the demutualization, Phoenix became a wholly-owned subsidiary of The Phoenix Companies, Inc., a newly-formed, publicly-traded Delaware corporation.

    Our executive office is at One American Row, Hartford, Connecticut, 06102-5056 and our main administrative office is at 100 Bright Meadow Boulevard, Enfield, Connecticut 06083-1900.


SELECTED FINANCIAL DATA
    The following selected financial data was taken from the financial statements which can be found at the end of this prospectus. You should read the financial statements including the notes.


    The following table reflects the results of our operations for the years ended December 31, 2001, 2000, and 1999;


                                       FOR THE YEAR ENDED
                                          DECEMBER 31,


                                   2001       2000      1999
                                   ----       ----      ----
                                         (in thousands)

Revenues:


 Premiums                         $ 5,129   $ 6,168    $ 9,838
 Insurance and investment
  product fees                     32,379    30,098     20,618
 Net investment income             30,976     9,197      3,871
 Net realized investment
(losses) gains                     (1,196)      116         27
                                   ------    ------     ------
   Total revenues                  67,288    45,579     34,354
                                   ------    ------     ------

Benefits and expenses:
 Policy benefits and increase in
  policy liabilities               39,717    17,056      9,248
 Amortization of deferred
  policy acquisition costs          8,477    15,765      4,747
 Other operating expenses          15,305    14,006     11,130
                                   ------    ------     ------
   Total benefits and expenses     63,499    46,827     25,125
                                   ------    ------     ------

Income (loss) before income taxes   3,789   (1,248)      9,229

Income tax expense (benefit)          539   (1,263)      3,230
                                  -------   -------------------
Net income                        $ 3,250   $    15    $ 5,999
                                  =======   =======    =======



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
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RESULTS OF OPERATIONS


    The decrease in premiums of 17% in 2001 was primarily due to a reduction in sales term life insurance products. This decline reflects the shift of term insurance business from PHL Variable to another Phoenix insurance subsidiary.

    The decrease in premiums of 37% in 2000 was primarily a result of shifting our reinsurance treaties for the term insurance products from yearly renewable term to coinsurance, which increased the amount of reinsurance premium relative to our direct business.

    The increase in insurance and investment product fees of 7% in 2001 was primarily due to the increase in sales of our universal life products. New deposits collected on universal life products increased in 2001 by $9.9 million and fees increased by $3.1 million.

    The increase in insurance and investment product fees of 46% for 2000 was attributable to variable annuity products, which increased $7.3 million, due to higher average fund balances from increased sales. Average funds under management increased by $0.4 billion in 2000 and variable annuity deposits increased by $224.0 million..

    The increase in net investment income of 237% and 227% for 2001 and 2000, respectively, was primarily due to higher average invested assets supporting the growth in variable annuity business.

    The increase in policy benefits and increase in policy liabilities of 133% and 85% in 2001 and 2000, respectively is primarily due to higher interest credited on the guaranteed interest account of variable annuities.

    The decrease in amortization of deferred policy acquisition costs of 46% for 2001, was primarily due to a one-time adjustment to deferred policy acquisition costs in 2000 related to term insurance.

    The increase in amortization of deferred policy acquisition costs of 232% in 2000 was primarily due to a one-time adjustment to the deferred policy acquisition costs related to term insurance. In addition, amortization of deferred policy acquisition costs relating to variable annuity products, to a lesser degree increased due to revised estimated gross profits.

    Other operating expenses increased by 9% and 26% for 2001 and 2000, respectively. This increase is related to the increase in sales of our variable annuity and universal life products.


LIQUIDITY AND CAPITAL RESOURCES
    The company's liquidity requirements are met by anticipating and managing the timing of cash uses and sources provided from insurance operations, investing activities and capital contributions from the parent.


    The growth in sales has created a need for additional cash in order to cover the acquisition costs incurred in operating activities. These liquidity requirements are currently being met through investing activities and by capital contributed by its parent. PM Holdings has made capital contributions of $105 million in 2001, $15 million in 2000 and $29 million in 1999.


SEGMENT INFORMATION
    As of the date of this prospectus, the company offers deferred variable and fixed interest rate annuities and life insurance products. The life products include 10-year and 20-year guaranteed level term products and a single life flexible premium product is being added.

REINSURANCE
    The company has entered into a reinsurance agreement related to the death benefit on its variable deferred annuities. This agreement transfers the payment obligation for the death benefit on variable deferred annuities to the reinsurer in exchange for a reinsurance premium.

    In addition, other reinsurance agreements are in place for the term and universal life insurance products. These agreements transfer 90% of the life insurance benefit payment obligation to various reinsurers in exchange for a reinsurance premium.

    The ceding of death benefit payments does not discharge the original insurer from its primary liability to the policyholder. The original insurer would remain liable in those situations where the reinsurer is unable to meet the obligations assumed under the reinsurance agreements. The Phoenix Group has established strict standards that govern the placement of reinsurance and monitors ceded insurance security.

COMPETITION
    The company is engaged in a business that is highly competitive due to the large number of insurance companies and other entities competing in the marketing and sale of insurance and annuity products. There are approximately 2,300 stock, mutual and other types of insurers in the life insurance business in the United States.

EMPLOYEES
    Phoenix employees perform all management and administrative functions. PHL Variable is charged for such services on a time allocation basis.

REGULATION
    PHL Variable is organized as a Connecticut stock life insurance company, and is subject to Connecticut law governing insurance companies. The company is regulated and supervised by the Connecticut Commissioner of Insurance. By March 1st of every year, an annual statement must be prepared and filed in a form prescribed by the Connecticut Insurance Department. This annual statement reports on the company's operating results for the preceding calendar year. A statement of financial condition as of December 31st of the preceding calendar year must also be prepared and filed. The Commissioner and his or her agents have the right at all times to review or examine the company's books and records. A full examination of the company's operations will be conducted periodically according to the rules and practices of the National Association of Insurance Commissioners ("NAIC"). PHL Variable is subject to the insurance laws and various federal and state securities laws and regulations and to regulatory agencies, such as the SEC and the Connecticut Banking Department, which administer those laws and regulations.

    PHL Variable can be assessed, up to prescribed limits, policyholder losses incurred by insolvent insurers under the insurance guaranty fund laws of most states. The amount of any such future assessments cannot be predicted or estimated. However, the insurance guaranty laws of most states provide for deferring payment or exempting a company from paying such an assessment if it would threaten such insurer's financial strength.

    Several states, including Connecticut, regulate insurers and their affiliates under insurance holding company laws and regulations. Such regulation is applicable to PHL Variable and its affiliates. Under such laws, intercompany transactions, such as dividend payments to parent companies and transfers of assets, may be subject to prior notice and approval, depending on factors such as the size of the transaction in relation to the financial position of the companies.

    Currently, the federal government does not directly regulate the business of insurance. However, federal legislative, regulatory and judicial decisions and initiatives often have significant effects on our business. Types of changes that are most likely to affect our business include changes to: (a) the taxation of life insurance companies; (b) the tax treatment of insurance products; (c) the securities laws, particularly as they relate to insurance and annuity products; (d) the "business of insurance" exemption from many of the provisions of the antitrust laws; and (e) any initiatives directed toward improving the solvency of insurance companies. PHL Variable would also be affected by federal initiatives that have impact on the ownership of, or investment in, United States companies by foreign companies or investors.

EXECUTIVE COMPENSATION
    All of the executive officers of PHL Variable also serve as officers of Phoenix and receive no direct compensation from PHL Variable. Allocations have been made as to the officers' time devoted to duties as executive officers of PHL Variable. No officer or Director of PHL Variable received allocated compensation in excess of $100,000.

DIRECTORS AND OFFICERS OF PHL VARIABLE
--------------------------------------------------------------------------------

NAME                               POSITION
----                               --------
Robert W. Fiondella                Director

Michael J. Gilotti                 Director and
                                   Senior Vice President

Louis J. Lombardi                  Senior Vice President

Robert E. Primmer                  Director and
                                   Senior Vice President

Simon Y. Tan                       Director and President

Christopher M. Wilkos              Senior Vice President

Dona D. Young                      Director


EXPERTS
--------------------------------------------------------------------------------


    The financial statements of PHL Variable Insurance Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included herein, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accounts, given on the authority of said firm as experts in auditing and accounting.

    Richard J. Wirth, Counsel and Brian A. Giantonio, Counsel, PHL Variable Insurance Company, Hartford, Connecticut have passed upon legal matters relating to the validity of the securities being issued. Mr. Wirth and Mr. Giantonio also have provided advice on certain matters relating to federal securities and income tax laws about the contracts.


LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

    PHL Variable, the Account and PEPCO are not parties to any litigation that would have a material adverse effect upon the Account or the contracts.

         PHL VARIABLE
         INSURANCE COMPANY
         (A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
         FINANCIAL STATEMENTS
         DECEMBER 31, 2001 AND 2000

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
TABLE OF CONTENTS
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                                                                            PAGE

Report of Independent Accountants............................................F-3

Balance Sheets...............................................................F-4

Statements of Income, Comprehensive Income and Equity........................F-5

Statements of Cash Flows.....................................................F-6

Notes to Financial Statements.........................................F-7 - F-21

PRICEWATERHOUSECOOPERS [logo]

--------------------------------------------------------------------------------
                                                    PRICEWATERHOUSECOOPERS LLP
                                                    100 Pearl Street
                                                    Hartford CT 06103-4508
                                                    Telephone (860) 241 7000
                                                    Facsimile (860) 241 7590





                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of PHL Variable Insurance Company

In our opinion, the accompanying balance sheets and the related statements of income, comprehensive income and equity and cash flows present fairly, in all material respects, the financial position of PHL Variable Insurance Company at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
February 5, 2002

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                       AS OF DECEMBER 31,
                                                                               ------------------------------------
                                                                                    2001                2000
                                                                               ----------------    ----------------
                                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS:
Investments:
     Held-to-maturity debt securities, at amortized cost                          $        -          $     13,697
     Available-for-sale debt securities, at fair value                                 786,266             144,217
     Policy loans, at unpaid principal                                                     896                 710
     Short-term investments, at amortized cost                                           3,114                 -
     Other invested assets                                                               2,397               1,618
                                                                               ----------------    ----------------
         Total investments                                                             792,673             160,242
Cash and cash equivalents                                                              171,444              80,779
Accrued investment income                                                                5,787               1,381
Deferred policy acquisition costs                                                      164,987              84,842
Deferred and uncollected premiums                                                        7,605               6,790
Other assets                                                                            22,491               1,942
Goodwill, net                                                                              247                 349
Separate account assets                                                              1,539,476           1,321,582
                                                                               ----------------    ----------------

         Total assets                                                             $  2,704,710        $  1,657,907
                                                                               ================    =================

LIABILITIES:
     Policyholder deposit funds                                                   $    865,970        $    195,393
     Policy liabilities and accruals                                                    47,131              24,062
     Deferred income taxes                                                              27,426               3,784
     Other liabilities                                                                  25,712              18,898
     Separate account liabilities                                                    1,534,345           1,321,582
                                                                               ----------------    ----------------

         Total liabilities                                                           2,500,584           1,563,719
                                                                               ----------------    ----------------
Commitments and contingencies (Note 13)

EQUITY:
     Common stock, $5,000 par value (1,000
         shares authorized, 500 shares issued and outstanding)                           2,500               2,500
     Additional paid-in capital                                                        184,864              79,864
     Retained earnings                                                                  14,803              11,553
     Accumulated other comprehensive income                                              1,959                 271
                                                                               ----------------    ----------------

         Total equity                                                                  204,126              94,188
                                                                               ----------------    ----------------

         Total liabilities and equity                                             $  2,704,710        $  1,657,907
                                                                               ================    ================


        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENTS OF INCOME, COMPREHENSIVE INCOME AND EQUITY
--------------------------------------------------------------------------------

                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                                   -------------------------------------------------
                                                                        2001             2000             1999
                                                                   ---------------  ---------------  ---------------
                                                                                    (IN THOUSANDS)
REVENUES:
     Premiums                                                           $   5,129        $   6,168        $   9,838
     Insurance and investment product fees                                 32,379           30,098           20,618
     Net investment income                                                 30,976            9,197            3,871
     Net realized investment (losses) gains                                (1,196)             116               27
                                                                   ---------------  ---------------  ---------------
         Total revenues                                                    67,288           45,579           34,354
                                                                   ---------------  ---------------  ---------------

BENEFITS AND EXPENSES:
     Policy benefits and increase in policy liabilities                    39,717           17,056            9,248
     Amortization of deferred policy acquisition costs                      8,477           15,765            4,747
     Other operating expenses                                              15,305           14,006           11,130
                                                                   ---------------  ---------------  ---------------
         Total benefits and expenses                                       63,499           46,827           25,125
                                                                   ---------------  ---------------  ---------------

INCOME (LOSS) BEFORE INCOME TAXES                                           3,789           (1,248)           9,229

Income tax expense (benefit)                                                  539           (1,263)           3,230
                                                                   ---------------  ---------------  ---------------
NET INCOME                                                                  3,250               15            5,999
                                                                   ---------------  ---------------  ---------------

Other comprehensive income (loss), net of income taxes
    Unrealized gain on security transfer from
       held-to-maturity to available-for-sale                                 359              -                -
     Unrealized gains (losses) on securities                                2,155            1,002             (915)
     Unrealized losses on derivatives                                        (334)             -                -
    Reclassification adjustment for net realized
       gains included in net income                                          (492)             (18)              (5)
                                                                   ---------------  ---------------  ---------------
         Total other comprehensive income (loss)                            1,688              984             (920)
                                                                   ---------------  ---------------  ---------------

Comprehensive income                                                        4,938              999            5,079
Capital contributions                                                     105,000           15,000           29,000
                                                                   ---------------  ---------------  ---------------
Net increase in equity                                                    109,938           15,999           34,079
Equity, beginning of year                                                  94,188           78,189           44,110
                                                                   ---------------  ---------------  ---------------
Equity, end of year                                                     $ 204,126        $  94,188        $  78,189
                                                                   ===============  ===============  ================




        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                         FOR THE YEAR ENDED DECEMBER 31,

                                                              ------------------------------------------------------
                                                                   2001               2000                1999
                                                              ---------------    ----------------    ---------------
                                                                                 (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                        $    3,250             $    15         $    5,999

ADJUSTMENTS TO RECONCILE NET INCOME TO NET
     CASH USED FOR OPERATING ACTIVITIES:
Net realized investment losses (gains)                                 1,196                (116)               (27)
Amortization of goodwill                                                 102                 102                102
Deferred income taxes                                                 22,733               3,045              2,883
Increase in accrued investment income                                 (4,406)               (595)              (275)
Increase in deferred policy acquisition costs                        (81,588)            (23,845)           (23,807)
Change in other assets/liabilities                                      (540)             19,447              8,856
                                                              ---------------    ----------------    ---------------

Net cash used for operating activities                               (59,253)             (1,947)            (6,269)
                                                              ---------------    ----------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales:
     Available-for-sale debt securities                               34,165               1,513              5,974
Proceeds from maturities:
     Available-for-sale debt securities                                7,400                 500              5,550
     Held-to-maturity debt securities                                    -                 1,200                -
Proceeds from repayments:
     Available-for-sale debt securities                               95,307              23,123                140
     Held-to-maturity debt securities                                  3,963               3,175                623
Purchase of available-for-sale debt securities                      (740,143)           (110,700)           (33,397)
Purchase of held-to-maturity debt securities                         (22,272)             (7,683)            (7,000)
Increase in policy loans                                                (186)               (188)              (273)
Change in short-term investments, net                                 (3,114)                -                  -
Change in other invested assets                                         (779)               (517)               -
Other, net                                                               -                   -                  (68)
                                                              ---------------    ----------------    ---------------

Net cash used for investing activities                              (625,659)            (89,577)           (28,451)
                                                              ---------------    ----------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions from parent                                    105,000              15,000             29,000
Increase in policyholder deposit funds, net of
     interest credited                                               670,577             131,163             24,540
                                                              ---------------    ----------------    ---------------

Net cash provided by financing activities                            775,577             146,163             53,540
                                                              ---------------    ----------------    ---------------

Net change in cash and cash equivalents                               90,665              54,639             18,820
Cash and cash equivalents, beginning of year                          80,779              26,140              7,320
                                                              ---------------    ----------------    ---------------

Cash and cash equivalents, end of year                            $  171,444          $   80,779         $   26,140
                                                              ==============     ===============     ===============
SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes (received) paid, net                                 $   (5,357)         $   (2,660)        $    3,338



        The accompanying notes are an integral part of these statements.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    DESCRIPTION OF BUSINESS

      PHL Variable Insurance Company ("PHL Variable") offers variable, fixed annuity and non-participating life insurance products in the United States of America. PHL Variable is a wholly-owned subsidiary of PM Holdings, Inc. ("PM Holdings"). PM Holdings is a wholly-owned subsidiary of Phoenix Life Insurance Company ("PLIC") (formerly, Phoenix Home Life Mutual Insurance Company).

      PLIC is a wholly-owned subsidiary of The Phoenix Companies, Inc., a publicly traded company ("Phoenix"). On June 25, 2001 Phoenix Home Life Mutual Insurance Company converted from a mutual life insurance company to a stock life insurance company and changed its name to PLIC.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in determining insurance and contractholder liabilities, related reinsurance recoverables, income taxes and valuation allowances for investment assets are discussed throughout the Notes to Financial Statements. Certain reclassifications have been made to the 1999 and 2000 amounts to conform with the 2001 presentation.

      VALUATION OF INVESTMENTS

      Investments in debt securities include bonds, mortgage-backed and asset-backed securities. PHL Variable classified its debt securities as either held-to-maturity or available-for-sale investments. Prior to 2001, debt securities held-to-maturity consisted of private placement bonds reported at amortized cost, net of impairments, that management intended and had the ability to hold until maturity. Debt securities available-for-sale are reported at fair value with unrealized gains or losses included in equity and consist of public bonds that management may not hold until maturity. Debt securities are considered impaired when a decline in value is considered to be other than temporary.

      In 2001, management decided, as part of Phoenix's conversion to a public company, that held-to-maturity securities should be reclassified to available-for-sale debt securities. See Note 3 - "Investments."

      For the mortgage-backed and asset-backed bond portion of the debt security portfolio, PHL Variable recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to reflect actual payments to date and anticipated future payments, and any resulting adjustment is included in net investment income.

      Policy loans are generally carried at their unpaid principal balances and are collateralized by the cash values of the related contracts.

      Short-term investments are carried at amortized cost which approximates fair value. Short-term investments consist of interest bearing securities that mature between 91 days and twelve months from date of purchase.

      Other invested assets consist of PHL Variable's interest in the separate accounts and derivatives. Separate account assets are valued at fair value. Derivatives are valued in accordance with Financial Accounting Standards No. 133. See "recent accounting pronouncements" within Note 2.

      Realized investment gains and losses, other than those related to separate accounts for which PHL Variable does not bear the investment risk, are determined by the specific identification method and reported as a component of revenue. A realized investment loss is recorded when an investment valuation

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      reserve is determined. Valuation reserves are netted against the asset categories to which they apply and changes in the valuation reserves are included in realized investment gains and losses. Unrealized investment gains and losses on debt securities classified as available-for-sale are included as a component of equity, net of deferred income taxes and the assumed impact of net unrealized investment gains and losses on the amortization of deferred policy acquisition costs related to investment contracts.

      CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include cash on hand and all highly liquid investments with a maturity of 90 days or less when purchased. Certain short-term investments relating to 1999 and 2000 have been reclassified to conform with the 2001 presentation.

      DEFERRED POLICY ACQUISITION COSTS

      The costs of acquiring new business, principally commissions, underwriting, distribution and policy issue expenses, all of which vary with and are primarily related to the production of new business, are deferred. Deferred policy acquisition costs ("DAC") are subject to recoverability testing at the time of policy issue and loss recognition at the end of each accounting period.

      For universal life insurance policies and investment type contracts, DAC is amortized in proportion to historical and estimates of expected gross profits. Gross profits arise primarily from investment, mortality and expense margins, and surrender charges based on historical and anticipated experience. These estimates of expected gross profits are evaluated regularly, and the total amortization recorded to date is adjusted by a charge or credit to income if actual experience or other evidence suggest that earlier estimates should be revised. In addition, analyses are performed periodically to assess whether there are sufficient estimated future gross profits to support the recoverability of the remaining DAC balances.

      GOODWILL

      Goodwill represents the excess of the cost of business acquired over the fair value of net assets. These costs are amortized on a straight-line basis over a period of 10 years, corresponding with the benefits expected to be derived from the acquisition. The propriety of the carrying value of goodwill is periodically reevaluated in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of," by comparing estimates of future undiscounted cash flows to the carrying value of the assets. Assets are considered impaired if the carrying value exceeds the expected future undiscounted cash flows. Analyses are performed at least annually or more frequently if warranted by events and circumstances affecting PHL Variable's business. See SFAS No. 142 under "recent accounting pronouncements" for change in accounting policy effective January 1, 2002.

      SEPARATE ACCOUNTS

      Separate account assets and liabilities are funds maintained in accounts to meet specific investment objectives of contractholders who can either choose to bear the full investment risk or can choose guaranteed investment earnings subject to certain conditions. For contractholders who bear the investment risk, investment income and investment gains and losses accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of PHL Variable. The assets and liabilities are carried at fair value. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and the related liability increases are excluded from benefits and expenses. Amounts assessed to the contractholders for management services are included in revenues.

      For Market Value Adjusted separate accounts, contractholders are credited interest at a guaranteed rate if the account is held until the end of the guarantee period. If funds are withdrawn from the account prior to the end of the guarantee period, a market value adjustment is applied, which means that the funds received may be higher or lower than the account value, depending on whether current interest rates are

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      higher, lower or equal to the guaranteed interest rate. In these separate accounts, realized appreciation or depreciation of assets, undistributed net investment income and investment or other sundry expenses are reflected as net income. Unrealized investment gains and losses in these separate accounts are included as a component of equity, net of deferred income taxes.

      POLICY LIABILITIES AND ACCRUALS

      Future policy benefits are liabilities for life products. Such liabilities are established in amounts adequate to meet the estimated future obligations of policies in force. Liabilities for universal life policies include deposits received from customers and investment earnings on their fund balances, which range from 5.5% to 6.5%, less administrative and mortality charges in 2001.

      Liabilities for outstanding claims, losses and loss adjustment expenses are amounts estimated to cover incurred losses. These liabilities are based on individual case estimates for reported losses and estimates of unreported losses based on past experience.

      POLICYHOLDER DEPOSIT FUNDS

      Policyholder deposit funds consist of annuity deposits received from customers and investment earnings on their fund balances, which range from 3.0% to 12.0%, less administrative charges in 2001.

      PREMIUM AND FEE REVENUE AND RELATED EXPENSES

      Term life insurance premiums are recorded as premium revenue pro-rata over the related contract periods. Benefits, losses and related expenses are matched with premiums over the related contract periods. Revenues for investment-related products, included in insurance and investment product fees, consist of net investment income and contract charges assessed against the fund values. Related benefit expenses primarily consist of net investment income credited to the fund values after deduction for investment and risk charges. Revenues for universal life products consist of net investment income and mortality, administration and surrender charges assessed against the fund values during the period. Related benefit expenses include universal life benefit claims in excess of fund values and net investment income credited to universal life fund values.

      REINSURANCE

      PHL Variable utilizes reinsurance agreements to provide for greater diversification of business, allow management to control exposure to potential losses arising from large risks and provide additional capacity for growth.

      Assets and liabilities related to reinsurance ceded contracts are reported on a gross basis. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies.

      INCOME TAXES

      For the tax year ended December 31, 2001, PHL Variable is included in the life/non-life consolidated federal income tax return filed by Phoenix. PHL Variable had filed separate company returns for the tax years ended December 31, 1996 through December 31, 2000 as required under Internal Revenue Code Section 1504(c). In accordance with an income tax sharing agreement with Phoenix, the provision for federal income taxes is computed as if PHL Variable were filing a separate federal income tax return, except that benefits arising from income tax credits and net operating and capital losses are allocated to those subsidiaries producing such attributes to the extent they are utilized in Phoenix's consolidated federal income tax return. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes. These differences result primarily from policy liabilities and accruals, policy acquisition costs and unrealized gains or losses on investments.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      EMPLOYEE BENEFIT PLANS

      Phoenix has a non-contributory, defined benefit pension plan covering substantially all of its employees. Retirement benefits are a function of both years of service and level of compensation. Phoenix also sponsors a non-qualified supplemental defined benefit plan to provide benefits in excess of amounts allowed pursuant to the Internal Revenue Code. Phoenix's funding policy is to contribute annually an amount equal to at least the minimum required contribution in accordance with minimum funding standards established by the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions are intended to provide not only for benefits attributable to service to date, but also for service expected to be earned in the future.

      Phoenix sponsors pension and savings plans for its employees and agents, and those of its subsidiaries. The qualified plans comply with requirements established by the ERISA and excess benefit plans provide for that portion of pension obligations which is in excess of amounts permitted by ERISA. Phoenix also provides certain health care and life insurance benefits for active and retired employees. PHL Variable incurs applicable employee benefit expenses through the process of cost allocation by Phoenix.

      In addition to Phoenix's pension plans, Phoenix currently provides certain health care and life insurance benefits to retired employees, spouses and other eligible dependents through various plans sponsored by Phoenix. A substantial portion of Phoenix's employees may become eligible for these benefits upon retirement. The health care plans have varying co-payments and deductibles, depending on the plan. These plans are unfunded.

      Applicable information regarding the actuarial present value of vested and non-vested accumulated plan benefits, and the net assets of the plans available for benefits is omitted, as the information is not separately calculated for PHL Variable's participation in the plans. The amount of such allocated benefits is not significant to the financial statements. With respect to the pension plan, the total assets of the plan exceeded the actuarial present value of vested benefits at January 1, 2001, the date of the most recent actuarial valuation. The other postretirement benefit plans were unfunded as of December 31, 2001, and in accordance with the SFAS No. 106, "Employers' Accounting for Postretirement Benefits," Phoenix, the plan sponsor, established an accrued liability and amounts attributable to PHL Variable have been allocated.

      RECENT ACCOUNTING PRONOUNCEMENTS

      Securitized Financial Instruments. Effective April 1, 2001, Phoenix adopted Emerging Issues Task Force Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets ("EITF 99-20"). This pronouncement requires investors in certain asset-backed securities to record changes in their estimated yield on a prospective basis and to apply specific valuation methods to these securities to determine of there has been an other-than-temporary decline in value. PHL Variable had no change in net income as a result of this accounting change.

      Derivative Financial Instruments. Effective January 1, 2001, Phoenix adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities ("SFAS 138"). As amended, SFAS 133 requires all derivatives to be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through earnings.

      PHL Variable maintains an overall interest rate risk-management strategy that incorporates the use of derivative financial instruments to manage exposure to fluctuations in interest rates. PHL Variable's exposure to interest rate changes primarily results from its commitments to fund interest-sensitive insurance liabilities, as well as from significant holdings of fixed rate investments. PHL Variable uses interest rate swap agreements as part of its interest rate risk-management strategy. To reduce

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      counterparty credit risks and diversify counterparty exposure, PHL Variable enters into derivative contracts only with a number of highly rated financial institutions.

      PHL Variable enters into interest rate swap agreements to reduce market risks from changes in interest rates. PHL Variable does not enter into interest rate swap agreements for trading purposes. Under interest rate swap agreements, PHL Variable exchanges cash flows with another party, at specified intervals, for a set length of time based on a specified notional principal amount. Typically, one of the cash flow streams is based on a fixed interest rate set at the inception of the contract, and the other is a variable rate that periodically resets. Generally, no premium is paid to enter into the contract and neither party makes a payment of principal. The amounts to be received or paid on these swap agreements are accrued and recognized in net investment income.

      PHL Variable also recognized an after-tax loss of $0.3 million for the year ended December 31, 2001 (reported as other comprehensive income in Statements of Income, Comprehensive Income and Equity), which represented the change in fair value of interest rate forward swaps which have been designated as cash flow hedges of the forecasted purchase of assets. For changes in the fair value of derivatives that are designated as cash flow hedges of a forecasted transaction, PHL Variable recognizes the change in fair value of the derivative in other comprehensive income. Amounts related to cash flow hedges that are accumulated in other comprehensive income are reclassified as earnings in the same period or periods during which the hedged forecasted transaction (the acquired asset) affects earnings. For the year ended December 31, 2001, PHL Variable also recognized an after-tax gain of $0.3 million (reported as net realized investment gains in the Statements of Income, Comprehensive Income and Equity), which resulted from the termination of interest rate swap contracts designated as hedges of a forecasted transaction. The interest rate swap contracts were determined to no longer be effective hedges.

      In certain instances, derivative contracts are terminated prior to maturity. These contracts include, but are not limited to, interest rate and foreign currency swaps, cap and floor contracts, and payor and receiver swaptions. To the extent that derivative contracts determined to be effective hedges are terminated, realized gains and losses are deferred and amortized. Derivatives associated with hedged items that either no longer exist or are no longer expected to occur are accounted for as of the relevant change in status of the hedged items, with gains or losses on such contracts recognized immediately in net income. Similarly, for derivatives otherwise determined to no longer be effective hedges, gains or losses as of termination are recognized immediately in net income.

      Business Combinations/Goodwill and Other Intangible Assets. In June 2001, SFAS No. 141, Business Combinations ("SFAS 141"), and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"), were issued. SFAS 141 and SFAS 142 are effective for July 1, 2001 and January 1, 2002, respectively. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and separate recognition of intangible assets apart from goodwill if such intangible assets meet certain criteria. SFAS 141 also requires that upon adoption of SFAS 142 a company reclassify the carrying amounts of certain intangible assets into or out of goodwill, based on certain criteria. SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. Under SFAS 142, amortization of goodwill, including goodwill and other intangible assets with indefinite lives recorded in past business combinations, will discontinue upon adoption of this standard, and reporting units must be identified for the purpose of assessing potential future impairments of goodwill. PHL Variable recognized $102 thousand in goodwill amortization during 2001.

      The provisions of the SFAS 141 and SFAS 142 also apply to equity-method investments made both before and after June 30, 2001. SFAS 142 prohibits amortization of the excess of cost over the underlying equity in the net assets of an equity-method investee that is recognized as goodwill.

      SFAS 142 requires that goodwill be tested at least annually for impairment using a two-step process. The first step is to identify a potential impairment and, in the year of adoption, this step must be measured as of the beginning of the fiscal year. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      completed by the end of a company's fiscal year in the year of adoption. Intangible assets deemed to have an indefinite life will be tested for impairment using a one-step process which compares the fair value to the carrying amount of the asset as of the beginning of the fiscal year in the year of adoption. PHL Variable has prepared a preliminary analysis of the adoption of SFAS 142, and does not expect to have an impairment charge in 2002.

3.    INVESTMENTS

      Information pertaining to PHL Variable's investments, net investment income and realized and unrealized investment gains and losses follows:

      DEBT SECURITIES

      The amortized cost and fair value of investments in debt securities as of December 31, 2001 were as follows:


                                                                       GROSS             GROSS
                                                    AMORTIZED        UNREALIZED       UNREALIZED          FAIR
                                                      COST             GAINS            LOSSES            VALUE
                                                  --------------   ---------------   --------------   --------------
                                                                           (IN THOUSANDS)

      AVAILABLE-FOR-SALE:
      U.S. government and agency bonds               $    6,379        $      458       $      -        $     6,837
      State and political subdivision bonds              37,039               513             (498)          37,054
      Corporate securities                              181,355             2,669           (1,789)         182,235
      Mortgage-backed and
        asset-backed securities                         558,375             4,316           (2,551)         560,140
                                                  --------------   ---------------   --------------   --------------

      Total                                          $  783,148        $    7,956       $   (4,838)     $   786,266
                                                  ==============   ===============   ==============   ==============


      The amortized cost and fair value of investments in debt securities as of December 31, 2000 were as follows:

                                                                      GROSS             GROSS
                                                   AMORTIZED        UNREALIZED        UNREALIZED         FAIR
                                                      COST            GAINS             LOSSES           VALUE
                                                 ---------------  ---------------   ---------------  --------------
                                                                          (IN THOUSANDS)
      HELD-TO-MATURITY:

      State and political subdivision bonds          $    1,860        $     236        $     -         $     2,096
      Corporate securities                               11,837              621               (43)          12,415
                                                 ---------------  ---------------   ---------------  --------------

      Total                                          $   13,697        $     857        $      (43)     $    14,511
                                                  ==============   ===============   ==============   ==============

      AVAILABLE-FOR-SALE:

      U.S. government and agency bonds               $    6,468        $     366        $      (12)     $     6,822
      State and political subdivision bonds              10,339               22               (78)          10,283
      Corporate securities                               25,616              165              (880)          24,901
      Mortgage-backed and
        asset-backed securities                         100,974            1,267               (30)         102,211
                                                 ---------------  ---------------   ---------------  --------------

      Total                                          $  143,397        $   1,820        $   (1,000)     $   144,217
                                                  ==============   ===============   ==============   ==============

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      The amortized cost and fair value of debt securities, by contractual sinking fund payment and maturity, as of December 31, 2001 are shown below. Actual maturity may differ from contractual maturity because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, or PHL Variable may have the right to put or sell the obligations back to the issuers.

                                                                              AVAILABLE-FOR-SALE
                                                                         AMORTIZED              FAIR
                                                                           COST                VALUE
                                                                      ----------------     ---------------
                                                                                (IN THOUSANDS)

      Due in one year or less                                             $    14,845          $   15,048
      Due after one year through five years                                   167,536             167,922
      Due after five years through ten years                                   33,843              34,832
      Due after ten years                                                       8,549               8,324
      Mortgage-backed and asset-backed securities                             558,375             560,140
                                                                      ----------------     ---------------

      Total                                                               $   783,148          $  786,266
                                                                      ================     ===============

      NET INVESTMENT INCOME

      The components of net investment income for the year ended December 31, were as follows:

                                                                    2001              2000               1999
                                                               ----------------  ----------------   ---------------
                                                                                 (IN THOUSANDS)

      Debt securities                                               $   28,410        $    7,254        $    3,362
      Policy loans                                                          15                12                 7
      Cash, cash equivalents and short-term investments                  2,871             2,049               561
                                                               ---------------   ---------------    --------------

        Sub-total                                                       31,296             9,315             3,930
      Less:  investment expenses                                           320               118                59
                                                               ---------------   ---------------    --------------

      Total net investment income                                   $   30,976        $    9,197        $    3,871
                                                               ===============   ===============    ==============

      INVESTMENT GAINS AND LOSSES

      Net unrealized gains (losses) on securities available-for-sale and carried at fair value for the year ended December 31, were as follows:


                                                                    2001              2000               1999
                                                               ---------------- -----------------   ---------------
                                                                                 (IN THOUSANDS)

       Debt securities                                              $     2,297      $      2,652        $   (2,399)
       DAC                                                               (1,443)           (1,139)              983
       Deferred income tax expense (benefit)                                299               529              (496)
                                                               ---------------- -----------------   ---------------
         Net unrealized investment gains (losses)
           on securities available-for-sale                         $       555      $        984        $     (920)
                                                               ================ =================   ===============

      The amortized cost of debt securities transferred from held-to-maturity to available-for-sale in 2001 was $32.0 million, which resulted in an unrealized gain of $0.4 million after-tax.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      Net realized (losses) gains for the year ended December 31, were as follows:

                                                                     2001              2000               1999
                                                               ---------------- -----------------   --------------
                                                                                 (IN THOUSANDS)

     Debt securities                                                $       215        $       67         $      7
     Cash, cash equivalents and short-term investments                       (3)             -                -
     Other invested assets                                               (1,408)               49               20
                                                               ---------------- -----------------   --------------
     Net realized investment (losses) gains
       on securities available-for-sale                             $    (1,196)       $      116         $     27
                                                               ================ =================   ==============

      The proceeds from sales of available-for-sale debt securities for the years ended December 31, were as follows:

                                                                     2001              2000               1999
                                                                --------------- -----------------   ---------------
                                                                                 (IN THOUSANDS)

      Proceeds from disposals                                       $   34,165         $    1,513         $  5,974
      Gross realized gains on sales                                 $      215         $       21         $      7

4.    GOODWILL

      PHL Variable was acquired by way of a stock purchase agreement on May 31, 1994 and was accounted for under the purchase method of accounting. The assets and liabilities were recorded at fair value as of the date of acquisition and the goodwill of $1.0 million was pushed down to PHL Variable from PM Holdings.

      Goodwill was as follows:


                                                                           DECEMBER 31,
                                                                ------------------------------------
                                                                     2001                2000
                                                                ----------------    ----------------
                                                                          (IN THOUSANDS)

      Goodwill                                                      $      1,020          $    1,020
      Accumulated amortization                                              (773)               (671)
                                                                ----------------    ----------------

      Total goodwill, net                                           $        247          $      349
                                                                ================    ================


5.    DERIVATIVE INSTRUMENTS

      Derivative instruments as of December 31, are summarized below:

                                                              2001
                                                        ----------------
                                                     (DOLLARS IN THOUSANDS)
      ASSET HEDGES

      Interest rate swap:

         Notional amounts                                    $  50,000
         Weighted average received rate                          5.72%
         Weighted average paid rate                              1.86%
         Fair value                                          $   (514)

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

6.    INCOME TAXES

      A summary of income tax expense (benefit) applicable to income before income taxes for the year ended December 31, was as follows:


                                                                     2001              2000              1999
                                                                 --------------    --------------    --------------
                                                                                  (IN THOUSANDS)

      Income taxes
         Current                                                     $  (22,194)       $   (4,308)        $     347
         Deferred                                                        22,733             3,045             2,883
                                                                 --------------    --------------    --------------
      Total                                                          $      539        $   (1,263)        $   3,230
                                                                 ==============    ==============    ==============


      The income taxes attributable to the results of operations are different than the amounts determined by multiplying income before taxes by the statutory income tax rate. The sources of the difference and the income tax effects of each for the year ended December 31, were as follows:

                                                   2001                     2000                     1999
                                          -----------------------  ------------------------  ----------------------
                                                                   (DOLLARS IN THOUSANDS)

      Income tax expense (benefit) at
           statutory rate                    $   1,326        35%      $   (437)        35%      $  3,230       35%
      Dividend received deduction and
           tax-exempt interest                    (812)     (21)%          (853)        68%            (1)       -%
      Other, net                                    25         1%            27        (2)%             1        -%
                                          ------------  ---------  ------------   ---------  ------------  --------
      Income tax expense (benefit)           $     539        15%      $ (1,263)       101%      $  3,230       35%
                                          ============  =========  ============   =========  ============  ========


      The net deferred income tax liability represents the income tax effects of temporary differences. The components as of December 31, were as follows:


                                                                   2001                2000
                                                              ---------------     ---------------
                                                                        (IN THOUSANDS)

      DAC                                                          $   47,150          $   25,084
      Surrender charges                                               (20,034)            (14,715)
      Unearned premium/deferred revenue                                  (806)               (296)
      Investments                                                      (1,229)                 93
      Future policyholder benefits                                        684               2,033
      Net operating loss carryforward                                     -                (8,373)
      Other                                                               607                (187)
                                                              ---------------     ---------------
                                                                       26,372               3,639
      Net unrealized investment gains                                   1,054                 145
                                                              ---------------     ---------------

      Deferred income tax liability, net                          $    27,426          $    3,784
                                                              ===============     ===============

      Gross deferred income tax assets totaled $22.1 million and $23.6 million at December 31, 2001 and 2000, respectively. Gross deferred income tax liabilities totaled $49.5 million and $27.4 million at December 31, 2001 and 2000, respectively. It is management's assessment, based on PHL Variable's earnings and projected future taxable income, that it is more likely than not that the deferred income tax assets at December 31, 2001 and 2000, will be realized.

      PHL Variable's income tax return is not currently being examined; however, income tax years 1998 through 2000 remain open for examination. Management does not believe that there will be a material adverse effect on the financial statements as a result of pending income tax examinations.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

7.    COMPREHENSIVE INCOME

      The components of, and related income tax effects for, other comprehensive income (loss) for the year ended December 31, were as follows:


                                                                      2001              2000              1999
                                                                 ---------------   ---------------   ---------------
                                                                                   (IN THOUSANDS)

      Unrealized gains (losses) on securities
         available-for-sale:
      Before-tax amount                                               $    3,316        $    1,540        $   (1,409)
      Income tax expense (benefit)                                         1,161               538              (494)
                                                                 ---------------   ---------------   ---------------
      Total                                                                2,155             1,002              (915)
                                                                 ---------------   ---------------   ---------------

      Reclassification adjustment for net gains
         realized in net income:
      Before-tax amount                                                     (757)              (27)               (7)
      Income tax benefit                                                    (265)               (9)               (2)
                                                                 ---------------   ---------------   ---------------
      Total                                                                 (492)              (18)               (5)
                                                                 ---------------   ---------------   ---------------

      Net unrealized gains (losses) on securities
         available-for-sale:
      Before-tax amount                                                    2,559             1,513            (1,416)
      Income tax expense (benefit)                                           896               529              (496)
                                                                 ---------------   ---------------   ---------------
      Total                                                           $    1,663        $      984        $     (920)
                                                                 ===============   ===============   ===============

      Unrealized gains on security transfer
         from held-to-maturity to available-for-sale:
      Before-tax amount                                               $      552        $      -          $      -
      Income tax expense                                                     193               -                 -
                                                                 ---------------   ---------------   ---------------
      Total                                                           $      359        $      -          $      -
                                                                 ===============   ===============   ===============

      Unrealized losses on derivatives:
      Before-tax amount                                               $    (514)       $      -           $      -
      Income tax benefit                                                   (180)              -                  -
                                                                 ---------------   ---------------   ---------------
      Total                                                           $    (334)       $     -            $    -
                                                                 ===============   ===============   ===============

      The following table summarizes accumulated other comprehensive income
      (loss) balances:

                                                                             DECEMBER 31,

                                                                  ------------------------------------
                                                                       2001                 2000
                                                                  ----------------     ---------------
                                                                            (IN THOUSANDS)

      Accumulated other comprehensive income (loss)
         on securities available-for-sale:
      Balance, beginning of year                                         $     271          $     (713)
      Change during period                                                   1,688                 984
                                                                  ----------------     ---------------
      Balance, end of year                                               $   1,959            $    271
                                                                  ================     ===============

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.    REINSURANCE

      PHL Variable cedes reinsurance as a means of diversifying underwriting risk. To the extent that reinsuring companies may not be able to meet their obligations under reinsurance agreements in effect, PHL Variable remains liable. PHL Variable entered into a reinsurance treaty on January 1, 1996 to cover death benefits in excess of account balances on variable contracts. The treaty stopped accepting new business on December 31, 1999. Another reinsurance treaty became effective January 1, 1999 which covered products introduced in 1999. Premiums paid by PHL Variable on the reinsurance contracts were $1,555 thousand, $1,185 thousand and $1,114 thousand, less claims of $1,971 thousand, $188 thousand and $22 thousand for the year ended December 31, 2001, 2000 and 1999, respectively.

      In connection with PHL Variable's life insurance products, automatic treaties have been established with a number of reinsurers and their subsidiaries, covering either 80% or 90% of the net amount at risk, depending on the individual treaty, on a first dollar basis. PHL Variable had approximately $1.2 billion of net insurance in force, including $10.2 billion of direct in force less $9.0 billion of reinsurance ceded as of December 31, 2001. PHL Variable had approximately $1.0 billion of net insurance in force, including $9.7 billion of direct in force less $8.7 billion of reinsurance ceded as of December 31, 2000. Reinsurance recoverables as of December 31, 2001 and 2000 were $1.8 million and $1.3 million, respectively. Approximately $4.3 million and $5.6 million of claims were recovered in 2001 and 2000.

      For PHL Variable's life insurance products, a stop loss treaty between Phoenix and PHL Variable was introduced in 1998. There were no reinsurance recoverables as of December 31, 2001 and 2000. There were no claims recovered as of December 31, 2001 and 2000.

9.    RELATED PARTY TRANSACTIONS

      Phoenix provides services and facilities to PHL Variable and is reimbursed through a cost allocation process. The expenses allocated to PHL Variable were $47.0 million, $34.3 million and $22.0 million for the year ended December 31, 2001, 2000 and 1999, respectively. Amounts payable to Phoenix were $4.9 million and $15.8 million as of December 31, 2001 and 2000, respectively.

      Phoenix Investment Partners Ltd., an indirect wholly-owned subsidiary of Phoenix, through its affiliated registered investment advisors, provides investment services to PHL Variable for a fee. Investment advisory fees incurred by PHL Variable were $2.3 million, $2.1 million and $2.2 million for the year ended December 31, 2001, 2000 and 1999, respectively. Amounts payable to the affiliated investment advisors were $39 thousand and $19 thousand, as of December 31, 2001 and 2000, respectively.

      Phoenix Equity Planning Corporation ("PEPCO"), a wholly-owned subsidiary of Phoenix Investment Partners, is the principal underwriter of PHL Variable's annuity contracts. Contracts may be purchased through registered representatives of a Phoenix affiliate, W.S. Griffith & Co., Inc., as well as other outside broker dealers who are licensed to sell PHL Variable annuity contracts. PHL Variable incurred commissions for contracts underwritten by PEPCO of $32.4 million, $20.0 million and $9.8 million for the year ended December 31, 2001, 2000 and 1999, respectively. Amounts payable to PEPCO were $1.2 million and $2.4 million, as of December 31, 2001 and 2000, respectively.

      Phoenix pays commissions to producers who sell non-registered life and annuity products offered by Phoenix Life and Annuity. Commissions paid by Phoenix on behalf of Phoenix Life and Annuity were $9.2 million, $8.5 million and $6.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. Amounts payable to Phoenix were $1.3 million and $0.3 million as of December 31, 2001 and 2000, respectively.

      WS Griffith Associates, Inc., an indirect wholly-owned subsidiary of Phoenix, sells and services various PHL Variable non-participating life insurance products through its insurance agents. Concessions paid to PHL Associates were $0.7 million, $2.6 million and $2.6 million for the year ended December 31, 2001, 2000 and 1999, respectively. Amounts payable to PHL Associates were $162 thousand and $41 thousand, as of December 31, 2001 and 2000, respectively.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

10.   DEFERRED POLICY ACQUISITION COSTS

      The following reflects the amount of policy acquisition costs deferred and amortized for the year ended December 31:

                                                                                     2001                2000
                                                                                ---------------     ---------------
                                                                                          (IN THOUSANDS)

      Balance at beginning of year                                                  $    84,842          $   62,136
      Acquisition cost deferred                                                          90,065              39,610
      Amortized to expense during the year                                               (8,477)            (15,765)
      Adjustment to net unrealized investment
            losses included in other comprehensive income                                (1,443)             (1,139)
                                                                                ---------------     ---------------

      Balance at end of year                                                        $   164,987          $   84,842
                                                                                ===============     ===============

11.   FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

      Other than debt securities being held-to-maturity, financial instruments that are subject to fair value disclosure requirements (insurance contracts are excluded) are carried in the financial statements at amounts that approximate fair value. The fair values presented for certain financial instruments are estimates which, in many cases, may differ significantly from the amounts which could be realized upon immediate liquidation. In cases where market prices are not available, estimates of fair value are based on discounted cash flow analyses which utilize current interest rates for similar financial instruments which have comparable terms and credit quality.

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

      CASH AND CASH EQUIVALENTS

      The carrying value of cash and cash equivalents approximates fair value.

      SHORT-TERM INVESTMENTS

      The carrying value of short-term investments approximates fair value.

      DEBT SECURITIES

      Fair values are based on quoted market prices, where available, or quoted market prices of comparable instruments. Fair values of private placement debt securities are estimated using discounted cash flows that reflect interest rates currently being offered with similar terms to borrowers of similar credit quality.

      DERIVATIVE INSTRUMENTS

      PHL Variable's derivative instruments include interest rate swaps. Fair values for these contracts are based on current settlement values. These values are based on brokerage quotes that utilize pricing models or formulas based upon current assumptions for the respective agreements.

      POLICY LOANS

      Fair values are estimated as the present value of loan interest and policy loan repayments discounted at the ten year Treasury rate. Loan repayments were assumed only to occur as a result of anticipated policy lapses, and it was assumed that annual policy loan interest payments were made at the guaranteed loan rate less 17.5 basis points. Discounting was at the ten year Treasury rate, except for policy loans with a

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      variable policy loan rate. Variable policy loans have an interest rate that is periodically reset based upon market rates and therefore, book value is a reasonable approximation of fair value.

      INVESTMENT CONTRACTS

      The fair value of deferred accumulation annuities without life contingencies with a guarantee of one year or less than one year is valued at the amount of the policy reserve. In determining the fair value of the contracts with interest guarantees greater than one year, a discount rate equal to the appropriate Treasury rate plus 150 basis points was used to determine the present value of the projected account value of the policy at the end of the guarantee period.

      FAIR VALUE SUMMARY

      The estimated fair values of the financial instruments as of December 31 were as follows:


                                                            2001                                2000
                                              ----------------------------------  ----------------------------------
                                                 CARRYING            FAIR            CARRYING             FAIR
                                                  VALUE              VALUE             VALUE             VALUE
                                              ---------------   ----------------  ----------------   ---------------
                                                                         (IN THOUSANDS)

      FINANCIAL ASSETS:

      Cash and cash equivalents                   $   171,444        $   171,444       $    80,779       $    80,779
      Short-term investments                            3,114              3,114               -                 -
      Debt securities                                 786,266            786,266           157,914           158,728
      Derivative instruments                             (514)              (514)              -                 -
      Policy loans                                        896                896               710               710
                                              ---------------   ----------------  ----------------   ---------------
      Total financial assets                      $   961,206        $   961,206       $   239,403       $   240,217
                                              ===============   ================  ================   ===============
      FINANCIAL LIABILITIES:

      Investment contracts                        $   865,970        $   866,465       $   195,393       $   195,393
                                              ---------------   ----------------  ----------------   ---------------
      Total financial liabilities                 $   865,970        $   866,465       $   195,393       $   195,393
                                              ===============   ================  ================   ===============

12.   STATUTORY FINANCIAL INFORMATION

      The insurance subsidiaries of Phoenix are required to file annual statements with state regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities. There were no material practices not prescribed by the State of Connecticut Insurance Department as of December 31, 2001, 2000 and 1999. Statutory surplus differs from equity reported in accordance with GAAP for life insurance companies primarily because policy acquisition costs are expensed when incurred, investment reserves are based on different assumptions, postretirement benefit costs are based on different assumptions and reflect a different method of adoption, life insurance reserves are based on different assumptions and income taxes are recorded in accordance with the Statement of Statutory Accounting Principles No. 10, "Income Taxes", which limits taxes based on admissibility tests.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      The following reconciles the statutory net income of PHL Variable as reported to regulatory authorities to the net income as reported in these financial statements for the year ended December 31:

                                                                 2001                2000                1999
                                                            ---------------     ---------------     ---------------
                                                                                (IN THOUSANDS)

      Statutory net income                                       $  (45,648)         $  (40,129)         $   (1,655)
      DAC, net                                                       81,589              23,845              24,466
      Future policy benefits                                        (20,013)             19,615             (13,826)
      Deferred income taxes                                         (22,136)             (3,641)             (2,883)
      Net investment income                                           7,085                -                   -
      Realized gains                                                  2,149                -                   -
      Other, net                                                        224                 325                (103)
                                                            ---------------     ---------------     ---------------

      Net income, as reported                                    $    3,250          $       15          $    5,999
                                                            ===============     ===============     ===============


      The following reconciles the statutory surplus and asset valuation reserve ("AVR") of PHL Variable as reported to regulatory authorities to equity as reported in these financial statements as of December 31:

                                                2001                 2000
                                           ----------------     ---------------
                                                     (IN THOUSANDS)

      Statutory surplus and AVR                 $   102,016          $   41,847
      DAC, net                                      166,836              85,247
      Future policy benefits                        (42,885)            (29,336)
      Investment valuation allowances                 1,597                 459
      Deferred income taxes                         (28,756)             (4,379)
      Other, net                                      5,318                 350
                                           ----------------     ---------------

      Equity, as reported                       $   204,126          $   94,188
                                           ================     ===============

      The Connecticut Insurance Holding Act limits the maximum amount of annual dividends or other distributions available to stockholders of Connecticut domiciled insurance companies without prior approval of the Insurance Commissioner. Under current law, the maximum dividend distribution that may be made by PHL Variable during 2001 without prior approval is subject to restrictions relating to statutory surplus.

      In 1998, the National Association of Insurance Commissioners ("NAIC") adopted the Codification of Statutory Accounting Principles guidance, which replaces the current Accounting and Practices and Procedures manual as the NAIC's primary guidance on statutory accounting as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas, e.g., deferred income taxes are recorded.

      The State of Connecticut Insurance Department has adopted the Codification guidance, effective January 1, 2001. The effect of adoption increased PHL Variable's statutory surplus by $587.8 thousand, primarily as a result of recording deferred income taxes.

PHL VARIABLE INSURANCE COMPANY
(A WHOLLY-OWNED SUBSIDIARY OF PM HOLDINGS, INC.)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

13.   COMMITMENTS AND CONTINGENCIES

      In the normal course of its business operations, PHL Variable is involved with litigation from time to time with claimants, beneficiaries and others, and a number of litigation matters were pending as of December 31, 2001. It is the opinion of management, after consultation with counsel, that the ultimate liability with respect to these claims, if any, will not materially affect the financial position or results of operations of PHL Variable.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           Not applicable.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

               Section 33-779 of the Connecticut General Statutes states that:
           "a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive."

               Article III, Section 14 of the By-laws of the Company provides that: "Each Director, officer or employee of the Company, and his heirs, executors, or administrators, shall be indemnified or reimbursed by the Company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director, officer or employee of the Company, or of any other company which he was serving as a Director or officer at the request of the Company, except in relation to matters as to which such Director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, by-law, agreement, vote of shareholders or otherwise."

               Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

           Not applicable.

ITEM 16.   EXHIBITS


       1. Underwriting Agreement - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

       2.  Not applicable.

       3. (i) Articles of Incorporation - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

           (ii) By-laws - Incorporated by reference to Registrant's Filing on Form S-1, File No. 333-55240 filed via Edgar on February 8, 2001.

       4. Form of Variable Annuity contract with MVA Rider - Incorporated by reference to Registrant's Form S-1, File No. 333-20277 filed via Edgar on January 23, 1997.

       5.  Opinion regarding legality - Refer to exhibit 23.2.

       8.  Consent of Brian A. Giantonio, Esq., filed herewith.

       9.  Not applicable.

       10. Not applicable.

       11. Not applicable.

       12. Not applicable.

       15. Not applicable.

       16. Not applicable.

       21.  Not applicable.

       23.1 Consent of PricewaterhouseCoopers LLP, filed herewith.

       23.2 Opinion and Consent of Richard J. Wirth, Esq. filed herewith.

       24. (a) Powers of attorney for Messrs. Fiondella, Kelleher, McLoughlin, Searfoss and Tan - Incorporated by reference to Registrant's Post-Effective Amendment No. 1 File No. 333-20277 filed via Edgar on April 28, 1998.

            (b) Power of attorney for Carl T. Chadburn - Incorporated by reference to Registrant's Form S-1 File No. 333-55240 filed via Edgar on February 8, 2001.

       25.  Not applicable.

       26.  Not applicable.


  ITEM 17.  UNDERTAKINGS

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4)  Not applicable.


  ITEM 18.  FINANCIAL STATEMENTS AND SCHEDULES

            Financial Statements and Schedules conforming to the requirement of Regulation S-X are filed herewith.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 30th day of April, 2002.


                                PHL VARIABLE INSURANCE COMPANY


                                   By  /s/ Simon Y. Tan
                                       -------------------------
                                       Simon Y. Tan
                                       President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the persons in the capacities indicated with PHL Variable Insurance Company on this 30th day of April, 2002.


      SIGNATURE                                  TITLE
      ---------                                  -----


                                                 Director
----------------------------------
*Robert W. Fiondella

                                                 Director, Senior Vice President
----------------------------------
Michael J. Gilotti

                                                 Director, Senior Vice President
----------------------------------
Robert E. Primmer

/s/ Simon Y. Tan                                 Director, President
----------------------------------
Simon Y. Tan

                                                 Director
*Dona D. Young

By:/s/ Simon Y. Tan
   -----------------
* Simon Y. Tan, as Attorney-in-Fact pursuant to Powers of Attorney, filed previously.



                                      S-1